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priceline.com Incorporated
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Dear Stockholder,

2012 was another year of solid growth for The Priceline Group, which consists primarily of our Booking.com, priceline.com, Agoda.com and rentalcars.com brands. The Group generated gross travel bookings of $28.5 billion, an increase of 31.4% over 2011 (or 37% on a local currency basis). Gross travel bookings refer to the total dollar value, generally inclusive of all taxes and fees, of all travel services purchased by consumers. Growth was achieved through a combination of geographic expansion, supply additions, service platform enhancements and successful marketing and cost controls. The Priceline Group now has over 295,000 participating hotels and accommodations and provides online travel services in over 190 countries and territories in Europe, North America, South America, the Asia-Pacific region, the Middle East and Africa.

Gross profit for the Group in 2012 was $4.1 billion, a 32.6% increase over 2011. Operating income was $1.83 billion, or 30.8% above the previous year. Adjusted EBITDA was $1.97 billion, a 30.6% increase over 2011, while non-GAAP net income was $1.61 billion, or $31.28 per diluted share.

International operations drove $3.6 billion of the Group's gross profit, with gross bookings up 38% over last year (46% on a local currency basis). Booking.com is the number-one online hotel reservation service in the world, with over 275,000 hotel and accommodation partners in more than 180 countries and territories. Booking.com delivered an outstanding year in 2012 despite continuing economic weakness and concerns surrounding high government debt in its core European markets. A key part of Booking.com's growth has been its continuing investment in evolving Internet travel markets outside Europe, including Asia-Pacific and South America. Booking.com has also been building its business in North America and began marketing hotel reservation services to consumers in the U.S. through television advertising. Agoda.com, the Group's Asia-based hotel reservation service, continues to expand its footprint throughout the APAC region and select other geographies. Fast growth for our international hotel business in these markets outside of Europe helped the Group sustain strong gross bookings growth in 2012.

Domestically, the Group's hotel business has benefitted from priceline.com's launch of Express Dealssm. Like Name Your Own Price®, Express Deals customers receive their specific hotel itinerary after a booking is made. But unlike Name Your Own Price®, there is no bidding. Customers automatically receive a pre-negotiated discount of up to 40%. In addition, they can see if the hotel they're about to book has key amenities, like a pool or fitness center, and whether it allows them to choose their bedding type. Express Deals is one of priceline.com's fastest growing hotel services in the United States and is being promoted in a new advertising campaign featuring William Shatner and The Big Bang Theory's Kaley Cuoco.

The rental car business was also a strong performer for the Group in 2012. Our international rental car service has been renamed and relaunched as “rentalcars.com” and offers reservation services in over 6,000 locations around the world, and in 40 languages. Combined with priceline.com's domestic rental car business, the Group's global rental car day reservations grew 35% in 2012. Rental cars is another business segment that is benefitting as online Internet travel bookings become stronger in markets outside the United States.

Like many other online businesses, the Group has seen significant growth in traffic coming from smart phones (iPhone and Android) and tablets, particularly iPads. A steadily growing percentage of the Group's hotel, rental car and air bookings are coming from these mobile devices, and specific services are being offered to serve the local, often last minute, demand they represent and take advantage of the touch interface and other technologies to make our user experience and service more compelling. More enhancements and features will be coming to Group apps in the coming year.

Late last year, the Group announced an agreement to acquire KAYAK Software Corporation. KAYAK has built a leading brand in metasearch with world class technology, a tradition of innovation and a leading mobile product. We believe the Group can be helpful with KAYAK's efforts to expand in international markets.

Going forward, we expect the business environment will continue to offer challenges, including macroeconomic weakness, continued intense competition and rapidly changing technologies and consumer habits. However, our team is more excited by the fundamental opportunity to grow our brands in the wake of the continuing shift of traffic and commerce to the internet, particularly in international markets, and to build businesses in emerging markets with prospects for long-term economic growth and growth in international travel. Our task is to execute on expansion of geography and supply, innovate to offer compelling user experiences and gain share in important distribution channels as more and more traffic shifts to mobile interfaces.

In closing, I would like to thank our customers, suppliers, employees and stockholders for their continued support.

Sincerely,

Jeffery H. Boyd
Chairman, President & CEO
priceline.com Incorporated